UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):   August 31, 2005

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1250 Northpoint Parkway West Palm Beach, Florida	33407

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

        Key Executive Employment Agreements. On August 31, 2005, pursuant to the approval of the Compensation Committee (the “Committee”) of the Board of Directors of HearUSA, Inc. (the “Company”), the Company entered into new employment agreements with each of its President and Chief Executive Officer, Stephen J. Hansbrough; Chairman of the Board, Paul A. Brown, M.D.; Executive Vice President and Chief Financial Officer, Gino Chouinard; and Chief Operating Officer, Ken Schofield. The agreements for Mr. Hansbrough and Dr. Brown are for five-year terms. The agreements for each of Mr. Chouinard and Mr. Schofield are for three year terms. The contracts provide for a continuation of the executives’ current base salary, to be reviewed and adjusted in the discretion of the Committee and annual bonus opportunities at the discretion of the Compensation Committee. The agreements contemplate severance payments in the event of termination without cause, non-renewal at the end of the respective terms or termination by the executive for good reason after a change in control. The severance payments in the case of Dr. Brown and Mr. Hansbrough are in an amount equal to three times base salary plus bonus and in the case of Mr. Chouinard and Mr. Schofield in an amount equal to two times base salary plus bonus. In such event, all outstanding unvested options held by the executive would accelerate and the Company would be liable to continue to provide benefits to the executive for a period of three years for Dr. Brown and Mr. Hansbrough and for a period of two years for Mr. Chouinard and Mr. Schofield.

        Change in Control Agreements. On August 31, 2005, pursuant to the approval of the Committee, the Company entered into change in control agreements with five of its officers: Donna Taylor, Senior Vice President Business Integration; Paige Brough, Senior Vice President Corporate Communications; Cindy Beyer, Senior Vice President Professional Services; Jeff Singer, Vice President Sales Development; and Dennis Van Vliet, Vice President Professional Services. Each agreement provides for a severance package for the officer in the event of his or her termination without cause (or termination by the officer for good reason) after a change in control. The severance package is equal to 1.5 times the officer’s base salary, payment of the bonus that the officer would have earned but for the termination, continuation of benefits for one year and immediate acceleration of all unvested options.

        Cash Bonus Plan. On August 8, 2005, the Committee approved a written Cash Bonus Plan pursuant to which the Committee may provide cash bonuses to management employees upon the attainment of performance criteria to be set by the Committee. For 2005, the Committee set the bonus criteria for management to include achievement of certain net revenues and net earnings levels for the Company for 2005. Bonuses for executive officers can equal up to 50% of base salary.

Item 1.02    Termination of a Material Definitive Agreement.

        On August 31, 2005, in connection with the entry by the Company into new employment agreements with each of Paul A. Brown, M.D. and Stephen J. Hansbrough, the prior employment agreements between the Company and each of these executive officers was terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: September 1, 2005	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough Title: President and Chief Executive Officer